Exhibit 99.1

# Apple REIT Eight

November 27, 2007

**Corporate Profile**
Apple REIT Eight, Inc. is a real estate investment trust focused on the ownership of income-producing real estate. Our focus is to acquire high-quality properties that generate attractive returns for our shareholders. On November 27, 2007, the Apple REIT Eight portfolio consisted of three properties with a total of 369 guestrooms.

**Mission**
Apple REIT Eight, Inc. is a premier real estate investment company committed to providing maximum value for our shareholders.

**Corporate Headquarters**
814 East Main Street
Richmond, VA 23219
(804) 344-8121
(804) 344-8129 fax

**Investor Information**
Kelly Clarke
Director, Investor Services
kclarke@applereit.com

Dear Shareholder:

I would like to take this opportunity to welcome you as an investor to Apple REIT Eight, Inc. We are steadfastly committed to our core goals of providing you with strong returns and increasing the value of your investment over time, through the ownership of high-quality, income-producing real estate primarily on an all-cash basis. I believe that we are entering the hotel industry at an opportune time as industry-wide indicators of supply, demand and revenue are strong and industry forecasts reflect continued growth.


SpringHill Suites Greensboro, NC

As part of our strategy to protect and grow your investment, our acquisition team carefully hand-picks attractive properties in well performing and growing metropolitan areas. We have and will continue to collaborate with some of the nation's leading hotel chains that are part of the world renowned Marriott® and Hilton® families of brands. Our portfolio currently consists of the 82-suite SpringHill Suites® by Marriott® in Greensboro, North Carolina, the 162-room Courtyard® by Marriott® in Somerset, New Jersey and the 125-room Courtyard® by Marriott® in Harrisonburg, Virginia. Our Greensboro SpringHill Suites is located near the popular High Point Furniture Market and our Somerset Courtyard is conveniently located near New Brunswick, Bridgewater and Piscataway with several corporations nearby. The Harrisonburg Courtyard is located just off of Interstate 81 within minutes of James Madison University. We have numerous additional properties under contract with plans to diligently expand the portfolio in coming months.


Courtyard Somerset, NJ

David Lerner Associates, Inc. has been a phenomenal fundraiser for Apple REIT Eight. Our first investor closing of our offering of equity capital occurred in July of this year. I am delighted to report that as of November 27, 2007, nearly $698 million in gross proceeds towards our goal of $1 billion has been raised. The Company's first monthly dividend distributions were sent to our shareholders in August of this year, representing an eight percent annual return on an $11 share price. Due to the timing of acquisitions and strong fundraising, a portion of your 2007 dividend will be a return of capital. Future dividend payments are scheduled on or about the fifteenth day of each month.

It is an honor to have you as an investor with us, and I can assure you that our team at Apple REIT Eight will remain committed to increasing the value of your investment in the years to come. I look forward to growing this Company with you. Our next shareholder communications will come to you next Spring in our 2007 Annual Report. In the meantime, we wish you a joyful holiday season and a happy new year.

Sincerely,

Glade M. Knight
Chairman and Chief Executive Officer

"Courtyard by Marriott" and "SpringHill Suites by Marriott," are each a registered trademark of Marriott International, Inc. or one of its affiliates. All references to "Marriott" mean Marriott International, Inc. and all of its affiliates and subsidiaries and their respective officers, directors, agents, employees, accountants and attorneys. Marriott is not responsible for the content of this correspondence, whether relating to the hotel information, operating information, financial information, Marriott's relationship with Apple REIT Eight, Inc. or otherwise. Marriott is not involved in any way whether as an "issuer" or "underwriter" or otherwise in the Apple REIT Eight offering and receives no proceeds from the offering. Marriott has not expressed any approval or disapproval regarding this correspondence, and the grant by Marriott of any franchise or other rights to Apple REIT Eight shall not be construed as any expression of approval or disapproval. Marriott has not assumed and shall not have any liability in connection with this correspondence.

All references to "Hilton" mean Hilton Hotels Corporation and all of its affiliates and subsidiaries, and their respective officers, directors, agents, employees, accountants and attorneys. Hilton is not responsible for the content of this correspondence, whether relating to hotel information, operating information, financial information, Hilton's relationship with Apple REIT Eight, Inc., or otherwise. Hilton is not involved in any way, whether as an "issuer" or "underwriter" or otherwise, in the Apple REIT Eight offering and receives no proceeds from the offering. Hilton has not expressed any approval or disapproval regarding this correspondence, and the grant by Hilton of any franchise or other rights to Apple REIT Eight shall not be construed as any expression of approval or disapproval. Hilton has not assumed and shall not have any liability in connection with this correspondence.

This letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include: the availability and terms of financing; changes in national, regional and local economies and business conditions; competitors within the hotel industry; the ability of the company to implement its acquisition strategy and operating strategy and to manage planned growth; and the ability to repay or refinance debt as it becomes due. Although the company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate; therefore, there can be no assurance that such statements included in this letter will prove to be accurate. In addition, the timing and level of distributions to shareholders are within the discretion of the company's board of directors. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the company or any other person that the results or conditions described in such statements or the objectives and plans of the company will be achieved.